Exhibit 10.1

Summary of 2006 Base Salaries

For Executive Officers

of Bakers Footwear Group, Inc.

The following table sets forth the base salaries as of April 3, 2006 for each of the Company’s executive officers:

Name and Principal Position (1)	Base Salary
Peter A. Edison	$350,000
Chairman of the Board and
Chief Executive Officer

Michele A. Bergerac	$350,000
President and Director

Stanley K. Tusman	$265,000
Executive Vice President —
Inventory and Information
Management

Mark D. Ianni	$250,000
Executive Vice President —
General Merchandise Manager

Joseph R. Vander Pluym	$245,000
Executive Vice President —
Stores

Lawrence L. Spanley, Jr.	$195,000
Executive Vice President —
Chief Financial Officer
Treasurer and Secretary

(1)  Each of the executive officers is a party to a written employment agreement with the Company and may be a party to other compensation arrangements with the Company that have been filed as exhibits to the Company’s Annual Report on Form 10-K or in other filings with the Securities and Exchange Commission. Bonuses under the Bakers Footwear Group, Inc. Cash Bonus Plan are determined by the Company’s Compensation Committee. The Company’s executive officers are also eligible to participate in the Bakers Footwear Group, Inc. 2003 Stock Option Plan and the Bakers Footwear Group, Inc. 2005 Incentive Compensation Plan, receive matching employer contributions to the Company’s 401(k) plan, participate in other employee benefit plans and receive other forms of compensation. The Company also pays premiums on a life insurance policy solely for the benefit of Mr. Tusman.